EXHIBIT 1.02


WebLink Wireless, Inc. and Metrocall, Inc. to Merge; Merger of Equals to Create Exciting Company

    DALLAS, April 2 /PRNewswire/ -- WebLink Wireless (Nasdaq: WLNK) and Metrocall (Nasdaq: MCLLC) today announced they have agreed to merge. The merged company will be named WebLink Wireless and its corporate headquarters will be in Alexandria, Virginia with significant operations in Dallas and Alexandria. Management will include a combination of the two companies' management teams.

    The combined company is expected to have over 8 million subscribers, an industry leading position in the high growth wireless data sector, approximately $700 million in revenue, over $120 million of EBITDA and approximately 5000 employees. The combined distribution power of the company will include approximately 1600 salespeople, industry leading position in national retailers, telecom alliances and wireless data resellers, and a developing telemetry business. Through exclusive relationships with TelMex and Bell Mobility, the combined company's wireless data network is expected to cover over 90% of the North American population. The Canadian Network began operations in late 2000 .

    The companies plan to effect the merger through concurrent Chapter 11 bankruptcy reorganizations. It is expected that the companies will commence their bankruptcy proceedings by May 15, 2001. The merger agreement provides that the equity of the merged company will be divided equally between the current stakeholders of each company. The plans of reorganization when filed will set forth in greater detail the treatment of the debt and equity holders of each company. Subject to the satisfaction of certain conditions, Metrocall has also agreed to prepay for certain services to be rendered by WebLink pursuant to an existing alliance agreement. The merger is subject to obtaining adequate financing, and approval by each company's creditors, the bankruptcy court and certain state and federal regulators, as well as other customary closing conditions. The parties expect the merger to close by the last quarter of 2001.

    "This is an outstanding combination of two companies that have worked closely together in the past toward the development of a nationwide two-way messaging network. The merger will create a leader in the wireless data and messaging industry with the distribution and strategic alliances to take advantage of the positive trends in advanced messaging and telemetric services," said William Collins III, Metrocall's Chairman and CEO. "We believe that this merger provides the best opportunity for the combined companies to recapitalize and to go forward on a long-term sustainable basis."

   "This merger allows us to combine the strengths of each company. We expect to realize tens of millions of dollars of annual operating synergies for the benefit of our collective stakeholders," said John D. Beletic, Chairman and CEO of WebLink Wireless, Inc.

    John D. Beletic will serve as Chairman of the combined company; William L. Collins III will serve as Vice Chairman and CEO; N. Ross Buckenham, President of WebLink Wireless, will be President; Steven D. Jacoby, COO of Metrocall, will be COO; and Vincent D. Kelly, CFO of Metrocall, will be CFO.

    Except for the historical and present factual information contained herein, the matters set forth in this press release, including statements as to the expected benefits of the merger such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to the integration of our businesses will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in WebLink Wireless' reports filed with the SEC. WebLink Wireless disclaims any responsibility to update these forward-looking statements.

    WebLink Wireless will file a disclosure statement and other relevant documents describing the merger and the reorganization with the bankruptcy court once the Chapter 11 proceedings have commenced. Investors are urged to read the disclosure statements when they become available and any other relevant documents filed with the bankruptcy court because they will contain important information. THERE CAN BE NO ASSURANCE THAT THE EXISTING STOCKHOLDERS OF EITHER COMPANY WILL RECEIVE ANY COMMON STOCK OF THE MERGED COMPANY OR ANY OTHER PAYMENT FOR THEIR SHARES.

    Metrocall, Inc., headquartered in Alexandria, VA, is one of the largest wireless data and messaging companies in the United States providing both products and services to some 6.2 million business and individual subscribers. The Company offers two-way interactive messaging, wireless e-mail and Internet connectivity, cellular and digital PCS phones, as well as one-way messaging services. Also, Metrocall offers totally integrated resource management systems and communications solutions for business and campus environments. Metrocall's wireless networks operate in the top 1,000 markets all across the nation and the Company has offices and retail location in more than 40 states. Metrocall is the largest equity-owner of Inciscent, an independent business- to-business enterprise, that is a national full-service "wired-to-wireless" Application Service Provider (ASP). For more information on Metrocall please visit our Web site and On-line store at http://www.metrocall.com.

    WebLink Wireless, Inc. is a leader in the wireless data industry, providing wireless e-mail, wireless instant messaging, information on demand and traditional paging services throughout the United States. The company's nationwide 2-Way network is the largest of its kind reaching approximately 90 percent of the U.S. population and, through strategic partnerships, extends into Canada and Mexico. The Dallas-based company, which serves some 2 million customers, recorded total revenues of $290 million for the year ended Dec. 31,2000. For more information visit the Web site at http://www.weblinkwireless.com.


                                       3